EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of The Warnaco Group, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting dated February 27, 2009 (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to (1) defined benefit postretirement plan investments whose fair values have been estimated by management in the absence of readily determinable fair values, and (2) a change in the method of accounting for income taxes to conform to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109), appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended January 3, 2009.
/s/ DELOITTE & TOUCHE LLP
New York, New York
May 21, 2009